Exhibit 2.1

SERIES A CONVERTIBLE PREFERRED
STOCK PURCHASE AGREEMENT

     This Series A Convertible Preferred Stock Purchase Agreement (this “Agreement”), dated as of May 9, 2005, is entered into by and among the Investors listed on Exhibit A hereto (each an “Investor” or jointly the “Investors”) and HEI, Inc., a Minnesota corporation (the “Company”). The Investors and the Company are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

     WHEREAS, the Company will at the Closing (as defined in Section 1.3) sell up to 167,000 shares of its Series A Convertible Preferred Stock, par value $0.05 per share (the “Series A Preferred Stock”), which will be convertible into shares of the Company’s common stock, par value $0.05 per share (the “Common Stock”), in accordance with the provisions of the Series A Preferred Stock Certificate of Designation in the form attached hereto as Exhibit B (the “Certificate of Designation”) (the Common Stock issuable upon such conversion, the “Underlying Shares”), together with five-year Common Stock purchase warrants in the form attached hereto as Exhibit C (the “Warrants”), to the Investors, and the Investors will purchase the Series A Preferred Stock and the Warrants from the Company, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

1. Subscription for Shares.

     1.1 Authorization. The Company will authorize the sale and issuance of up to 167,000 shares of its Series A Preferred Stock (the “Shares”), having the rights, privileges and preferences as set forth in the Certificate of Designation, and Warrants to purchase up to 668,000 shares of its Common Stock.

     1.2 Sale of Series A Preferred Stock and Warrants. Subject to the terms and conditions hereof, each Investor agrees, severally and not jointly, to purchase at the Closing, and the Company agrees to issue and sell to each Investor, that number of shares of the Company’s Series A Preferred Stock set forth opposite each Investor’s name on Exhibit A, at a price of $26.00 per share (the “Purchase Price”). In consideration of the purchase of the Shares, the Company agrees to issue and deliver to each Investor, at the Closing, Warrants to purchase that number of shares of Common Stock set forth opposite each Investor’s name on Exhibit A (the “Warrant Shares”), with an exercise price per share equal to 110% of the closing price of the Common Stock as reported by the NASDAQ National Market on the Closing Date. The Shares and the Warrants to be purchased by the Investors are sometime referred to in this Agreement as the “Securities.”

     1.3 Closing. The closing (the “Closing”) of the purchase and sale of the Securities shall take place at the offices of Gray Plant Mooty, 500 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402, at 10:00 a.m., on May 9, 2005, or at such other time and place (or through such other means such as by facsimile) as the Company and the Investors mutually agree upon orally or in writing (the “Closing Date”). At the Closing, the Company shall deliver to each Investor a certificate representing the Series A Preferred Stock that such Investor is purchasing (as set forth on Exhibit A) together with the Warrants representing the right to purchase that number of Warrant Shares set forth opposite such Investor’s name on Exhibit A, against delivery to the Company by such Investor of a wire transfer in immediately available funds in the amount of the aggregate Purchase Price therefore pursuant to the wire instructions set forth on Exhibit A. The Company agrees to issue a press release announcing the sale of the Securities within one (1) business day of the Closing Date and file a Current Report on Form 8-K within two (2) business days of the Closing Date.

2. Representations and Warranties of the Company. As a material inducement to the Investors to enter into this Agreement and purchase the Securities, the Company hereby represents and warrants to each Investor as follows:

     2.1 Organization and Standing. The Company and its subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction in which they are incorporated and have all requisite corporate power and authority and all material qualifications, licenses, permits and authorizations necessary to own and operate their properties, to carry on their businesses as now conducted and as proposed to be conducted through the fiscal year ending August 31, 2005, and to carry out the transactions contemplated by this Agreement. Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 2.7) on the Company’s or its subsidiaries’ properties or business as now conducted or as proposed to be conducted through the current fiscal year.

     2.2 Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 2.2. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each of its subsidiaries, free and clear of any liens or other encumbrances other than as disclosed in the SEC Documents, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

     2.3 Corporate Power. The Company has all requisite legal and corporate power to execute and deliver this Agreement and the other agreements contemplated hereby, to issue the Securities hereunder, and to carry out and perform its obligations under the terms of this Agreement.

     2.4 Capitalization.

     (a) The authorized capital stock of the Company, the designations of classes of capital stock and the rights and preferences of capital stock are set forth in the

Company’s Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”). As of the date hereof, 8,394,102 shares of the Common Stock are issued and outstanding, excluding the Underlying Shares and the Warrant Shares, and no shares of preferred stock are issued and outstanding, excluding the Shares. All issued and outstanding shares of the Company’s capital stock as of the date hereof have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable federal and state securities laws.

     (b) There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, and no person or entity has any options or warrants to purchase Common Stock, except (i) pursuant to options issued under the Company’s stock option plans, stock incentive plans, employee stock purchase plans or any other equity-based compensation plans, (ii) pursuant to a common stock purchase warrant dated August 29, 2001, to purchase up to 47,500 shares of Common Stock, (iii) pursuant to common stock purchase warrants, each dated February 13, 2004, to purchase up to an aggregate amount of 424,800 shares of Common Stock, (iv) pursuant to a common stock purchase warrant to purchase up to approximately 33,400 shares of Common Stock to be issued to ThinkEquity Partners, LLC, in connection with the transactions contemplated by this Agreement, (v) pursuant to Section 7 of that certain Industrial/Commercial Lease dated October 1, 2004, between Boulder Investor’s, LLC and HEI, Inc. to issue the greater of 100,000 shares of Common Stock or shares representing 0.11% of all of HEI’s then outstanding stock, and (vi) pursuant to this Agreement (collectively, (i) through (vi), the “Exempt Issuances”).

     (c) No shareholder of the Company has any rights or preferences not afforded all shareholders of the Company, except pursuant to this Agreement. No shareholder has any pre-emptive or approval right pertaining to the sale and purchase of the Series A Preferred Stock pursuant to this Agreement, whether by statute, contractual obligation or otherwise. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party.

     2.5 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary (a) for the authorization, execution, delivery and performance by the Company of this Agreement, and each of the other agreements contemplated by this Agreement to which the Company is a Party, (b) for the authorization, issuance, sale and delivery of the Shares and the Warrants, and (c) for the performance of all of the Company’s obligations hereunder and thereunder, has been taken. This Agreement, and each of the other agreements contemplated by this Agreement to which the Company is a Party, when executed and delivered by the Company and each Investor, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency or creditors’ rights and rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.6 Valid Issuance. The Shares, when issued, sold and delivered in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free and clear of any liens or encumbrances, except for restrictions imposed under applicable state and federal securities laws. The Warrant Shares, when issued, sold and delivered in accordance with the Warrants, will be duly authorized and validly issued, fully paid and nonassessable, and will be free and clear of any liens or encumbrances, except for restrictions imposed under applicable state and federal securities laws. The Underlying Shares, when issued, sold and delivered in accordance with the Certificate of Designation, will be duly authorized and validly issued, fully paid and nonassessable, and will be free and clear of any liens or encumbrances, except for restrictions imposed under applicable state and federal securities laws.

     2.7 No Conflicts. The Company is not in violation of any term of the Articles of Incorporation or its Second Amended and Restated Bylaws (the “Bylaws”), or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order to which the Company is subject, or any statute, rule or regulation applicable to the Company, except for any such violations that, individually or in the aggregate, are not likely to have a material adverse effect on the Company’s condition (financial or otherwise), operations, properties or business, taken as a whole (“Material Adverse Effect”). The execution and delivery by the Company of this Agreement and each of the other agreements contemplated hereby to which the Company is a Party, the offering, sale and issuance of the Securities and the consummation of the contemplated transactions will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, give any third party the right to modify, terminate or accelerate any obligation under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, (a) the Articles of Incorporation or Bylaws of the Company, (b) any law, statute, rule or regulation to which the Company is subject, or (c) any agreement, instrument, order, judgment or decree to which the Company is subject, except with respect to any of the foregoing (a) through (c) which would not have a Material Adverse Effect.

     2.8 SEC Documents; Financial Statements; Material Changes.

     (a) Since September 1, 2003, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company (i) has delivered or made available to each Investor or its representative true and complete copies of the SEC Documents to the extent that each Investor or its representative has requested any such SEC Documents from the Company, and (ii) agrees to deliver or make available to each Investor or its representative true and complete copies of any additional

SEC Documents, upon request. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company does not have pending before the SEC any request for confidential treatment of information.

     (b) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (c) To the Company’s knowledge, no other information provided by or on behalf of the Company to any Investor that is not included in the SEC Documents, including, without limitation, information referred to in Section 3.6 of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading.

     (d) Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in the SEC Documents or as disclosed on Schedule 2.8(d), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC and (C) indebtedness pursuant to existing loan agreements disclosed in the SEC Documents, (iii) the Company has not materially altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans, stock incentive plans, employee stock purchase plans or any other equity-based compensation plans.

     2.9 Litigation. Except as disclosed on Schedule 2.9 or as disclosed in the SEC Documents, there are no actions, suits, proceedings orders, investigations or claims pending or, to the Company’s knowledge, threatened in writing against or affecting the Company or its subsidiaries or their respective properties (or, to the Company’s knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or its subsidiaries with respect to the Company’s or its subsidiaries business or proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement).

     2.10 Tax Matters. Except as set forth on Schedule 2.10, and except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened in writing against the Company or any Subsidiary.

     2.11 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or third-party on the part of the Company is required in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Securities, or the consummation of the contemplated transactions, except (a) under applicable state securities laws, which filings and qualifications, if required, will be accomplished within the required statutory period, (b) for the filing pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”), which filing will be made within 15 days of the execution hereof, (c) for the filing of the NASDAQ National Market Additional Listing Application, which filing will be made within 15 days of the execution hereof, and (d) the registration statement contemplated by the Registration Rights Agreement.

     2.12 Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company that could reasonably be expected to result in a Material Adverse Effect.

     2.13 Patents and Trademarks. The Company and its subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as now conducted and as proposed to be conducted through the fiscal year ending August 31, 2005, except where the failure to so have would not have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Except as set forth on Schedule 2.13, neither the Company nor any subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any subsidiary violates or infringes upon the rights of any third party. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing material infringement by any third party of any of the Intellectual Property Rights.

     2.14 Environmental Laws.

     (a) To the Company’s knowledge, the Company and its subsidiaries (i) are in compliance with any and all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except with respect to any of the foregoing (i) through (iii) where the failure would not have a Material Adverse Effect. To the Company’s knowledge, with respect to the Company (A) there are no past or present releases of any Hazardous Materials (as defined below) into the environment, (B) there are no actions, activities, circumstances, conditions, events, incidents, or contractual obligations that may cause the Company to have any liability under any Environmental Law, and (C) the Company has not received any notice with respect to the foregoing, nor is any action pending or, to the Company’s knowledge, threatened in connection with the foregoing, except with respect to any of the foregoing (A) through (C) where the condition or obligation would not have a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     (b) Other than those that are or were stored, used or disposed of in compliance with applicable law, to the Company’s knowledge, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company, and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company during the period the property was owned, leased or used by the Company.

     (c) To the Company’s knowledge, there are no underground storage tanks on or under any real property owned, leased or used by the Company or any of its subsidiaries that are not in compliance with applicable Environmental Laws.

     2.15 Regulatory Permits; Compliance. Except as would not result in a Material Adverse Effect, each of the Company and its subsidiaries (a) possess all franchises, grants, authorizations, licenses permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to conduct its business as currently being conducted (collectively, the “Permits”), (b) has not received notice of a claim that it is in default under or that it is in violation of, the Permits, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound

(whether or not such default or violation has been waived), (c) is not in violation of any order of any court, arbitrator or governmental body, and (d) is not in violation of any statute, rule or regulation of any governmental authority. Neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any Permit.

     2.16 Investment Company Status. The Company is not and upon consummation of the sale of the Securities will not be an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

     2.17 Accuracy of Public Information. No event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly disclosed or announced.

     2.18 Internal Accounting Controls. Except as disclosed in the SEC Documents, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets; (b) transactions are executed in accordance with management’s general or specific authorization; (c) access to assets is available only if permitted in accordance with management’s general or specific authorization; and (d) the recorded accountability for amounts is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (the end of such period, the “Evaluation Date”). The Company presented in such periodic report the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

     2.19 Use of Proceeds; Commissions. The proceeds received from the sale of the Securities shall be used for general business purposes of the Company. Except as set forth in Schedule 2.19, there are no brokerage or finder’s fees or commissions payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other third party with respect to the transactions contemplated by this Agreement.

     2.20 Acknowledgment Regarding Purchase of Securities. The Company acknowledges and agrees that each of the Investors is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Investor is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Investor or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the such Investor’s purchase of the Securities. The Company further represents to each Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

     2.21 Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     2.22 Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which the Company and its subsidiaries are engaged.

     2.23 Transactions With Employees, Officers and Directors. Except as set forth in the SEC Documents, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements under any stock option plan, stock incentive plans, employee stock purchase plans or any other equity-based compensation plans of the Company.

     2.24 No Integrated Offering. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3, neither the Company, nor any of its affiliates, nor any third-party acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the NASDAQ National Market.

     2.25 No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Investors and certain other “accredited investors” within the meaning of Rule 501 under the 1933 Act.

3. Representations and Warranties of Investor. Each Investor hereby represents and warrants, severally and not jointly, to the Company as follows:

     3.1 Organization and Standing; Power.

     (a) With respect to each Investor that is an entity, such Investor is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is formed and has all requisite power and authority and all material qualifications, licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted through the current fiscal year and to carry out the transactions contemplated by this Agreement. Such Investor has all requisite power to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party, and to carry out and perform its obligations under the terms of this Agreement.

     (b) With respect to each Investor who is a natural person, such Investor has full right, power, authority and capacity to execute and deliver this Agreement and the other agreements contemplated hereby to which such Investor is a party, and to carry out and perform such Investor’s obligations under the terms of this Agreement.

     3.2 Authorization. This Agreement, and each of the other agreements contemplated hereby to which the Investor is a party, when executed and delivered by the Investor and the Company, will constitute a valid and legally binding obligation of Investor, enforceable against the Investor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency or creditors’ rights and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3 No Conflicts. The execution and delivery by the Investor of this Agreement and each of the other agreements contemplated hereby to which the Investor is a party, the purchase of the Securities and the consummation of the contemplated transactions will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any lien, security interest, charge or encumbrance upon the Investor’s capital stock, if any, or assets pursuant to, give any third party the right to modify, terminate or accelerate any obligation under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, (a) the Investor’s organizational documents, if an entity, (b) any law, statute, rule or regulation to which the Investor is subject, or (c) any agreement, instrument, order, judgment or decree to which the Investor is subject, except with respect to any of the foregoing (a) through (c) that would not, individually or in the aggregate, have a material adverse effect on the Investor’s business, properties or prospects, taken as a whole.

     3.4 Experience. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Investor acknowledges that investment in the Shares, the Underlying Shares, the Warrants and the Warrant Shares is a

speculative risk. The Investor is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment in the Shares, the Underlying Shares, the Warrants and the Warrant Shares (including possible complete loss of such investment) for an indefinite period of time, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares, the Underlying Shares, the Warrants and the Warrant Shares. The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares, the Underlying Shares, the Warrants and the Warrant Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as the Investor, in its sole discretion, has deemed necessary or appropriate.

     3.5 Investment Purpose. The Investor is acquiring the Shares, and upon conversion of the Shares, will acquire the Underlying Shares, and the Warrants, and upon exercise of the Warrants, will acquire the Warrant Shares, for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Investor understands that the Shares, the Underlying Shares, the Warrants and the Warrant Shares have not been registered under the 1933 Act, by reason of a specific exemption from the registration provisions of the 1933 Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Shares, the Underlying Shares, the Warrants and the Warrant Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving any public offering and that under such laws and applicable regulations the Shares, the Underlying Shares, the Warrants and the Warrant Shares may be resold without registration under the 1933 Act only in certain limited circumstances. The Investor shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, the Underlying Shares, the Warrants or the Warrant Shares except in compliance with the 1933 Act, applicable state securities laws and the respective rules and regulations thereunder.

     3.6 Access to Data. The Investor and its representatives have been afforded an opportunity to ask such questions of the Company’s officers and employees concerning the Company’s existing and proposed business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable in order to evaluate the merits and risks of the prospective investments contemplated herein. The Investor further represents and acknowledges that it has been solely responsible for its own “due diligence” investigation of the Company and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment. The foregoing, however, does not limit or modify the representations and warranties of the Company contained in Section 2 hereof.

     3.7 Residency. For purposes of the application of state securities laws, the Investor represents and warrants to the Company that it is a bona fide resident of, or a duly formed entity domiciled in, the state or country set forth in its address opposite its name on Exhibit A hereto.

     3.8 Accredited Investor. The Investor is an accredited investor within the meaning of Rule 501(a) of Regulation D of the Securities and Exchange Commission and has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that the Investor is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

     3.9 Not an Affiliate or Group. Except as specified on Exhibit A, the Investor represents that it is not under the control of, controlled by or under common control with any other Investor, and the Investor represents that it, along with any other Investor or Investors, is not a Person or a Group as defined in Section 13(d)(3) of the 1934 Act and the rules and regulations promulgated thereunder.

     3.10 Restrictive Legends. The Investor agrees that, so long as the Shares, the Underlying Shares, the Warrants or the Warrant Shares remain restricted securities, the Company shall place a restrictive legend on the certificate(s) representing the Shares, the Underlying Shares, the Warrants or the Warrant Shares in substantially the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred without registration under such Act or an opinion of counsel reasonably acceptable to the Company that such registration is not required.”

At any time after (a) the effective date of a registration statement covering the Underlying Shares or the Warrant Shares or (b) the date the Underlying Shares or the Warrant Shares may be sold without limitation under Rule 144(k) promulgated under the 1933 Act, the Company will use its best efforts to instruct its Transfer Agent and Registrar for Common Stock to remove the restrictive legend from certificate(s) representing the Underlying Shares or the Warrant Shares within five (5) business days of receipt of the Investor’s written request to remove such legend from such Underlying Shares or Warrant Shares.

     3.11 Transactions in Common Stock. The Investor has not, during the thirty (30) trading days immediately preceding the Closing Date, sold or established a short position in any shares of the Common Stock or other capital stock of the Company.

     3.12 No General Solicitation. The Investor did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

4. Registration Rights. The Underlying Shares and the Warrant Shares will have the registration rights set forth in the Registration Rights Agreement, substantially in the form as set forth in Exhibit D attached hereto.

5. Closing Conditions.

     5.1 Conditions to the Company’s Obligation to Sell. The Company’s obligation to sell and deliver the Shares and the Warrants to the Investors shall, unless waived by the

Company, be subject to the satisfaction, with respect to each Investor, prior to or on the Closing Date, of each of the following conditions:

     (a) Each Investor shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

     (b) Each Investor shall have delivered to the Company the aggregate Purchase Price for the Shares being purchased by such Investor at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

     (c) The representations and warranties contained in Section 3 hereof shall be true and correct in all material respects at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and each Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied and complied with by such Investor at or prior to the Closing.

     5.2 Conditions to each Investor’s Obligation to Purchase. Each Investor’s obligation hereunder to purchase the Shares and the Warrants at the Closing shall, unless waived by such Investor, be subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions:

     (a) The Company shall have executed this Agreement and the Registration Rights Agreement and delivered the same to such Investor.

     (b) The representations and warranties contained in Section 2 hereof shall be true and correct in all material respects at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied and complied with by the Company at or prior to the Closing.

     (c) Each Investor shall have received from Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel for the Company, an opinion substantially as set forth in Exhibit E attached hereto, which shall be addressed to Investors and dated as of the Closing Date.

     (d) The Company shall have delivered to the Investors all of the following documents, which shall be satisfactory in form and substance to the Investors:

     (i) An Officer’s Certificate, executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated the Closing Date, stating that the conditions specified in Section 5.2(b) have been fully satisfied;

     (ii) Certified copies of the resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, the issuance and sale of the Shares, the Underlying Shares, the Warrants and the Warrant Shares, and all other transactions contemplated by this Agreement;

     (iii) Evidence that the Company has filed the Certificate of Designation with the Minnesota Secretary of State; and

     (iv) Certificates representing the Shares and the Warrants as described in Section 1 hereof, in the amount set forth on Exhibit A.

6. Right of First Refusal.

     6.1 Right of First Refusal. Subject to the terms and conditions contained in this Section 6, the Company hereby grants to each Investor the right of first refusal, for 180 days after the Closing Date, to purchase such Investor’s Pro Rata Portion (as defined below) of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue. An Investor’s “Pro Rata Portion” for purposes of this Section 6.1 is equal to the fraction obtained by dividing (a) the number of Common Shares into which an Investor’s shares of Series A Preferred are then convertible by (b) the aggregate number of shares of Common Stock then outstanding, assuming in each case the conversion, exercise or exchange of all securities by their terms convertible into or exercisable for Common Stock and the exercise of all options to purchase or rights to subscribe for Common Stock or such convertible or exchangeable securities, whether or not the terms of such securities or rights then permit such conversion, exercise or exchange.

     6.2 Definition of New Securities. Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, and rights, options or warrants to purchase such shares of capital stock, and securities of any type whatsoever that are, or may become, convertible into such shares of capital stock. Notwithstanding the foregoing, “New Securities” does not include (a) securities offered in an underwritten public offering pursuant to a registration statement under the 1933 Act, (b) all shares of Common Stock, warrants or options to purchase Common Stock or other securities issued upon the approval of the Board of Directors to employees, officers, directors and consultants of the Company who have (i) provided bona fide services to the Company not in connection with the offer or sale of securities in a capital raising transaction and (ii) who do not, directly or indirectly, promote or maintain a market for the Company’s securities, pursuant to any plan or arrangement approved by the Board of Directors or the shareholders of the Company, (c) all securities issued to lending or leasing institutions upon the approval of the Board of Directors in connection with loans from or leasing transactions with such institutions, (d) stock issued pursuant to any private placement completed on substantially similar terms within 45 days of the Closing Date, (e) stock issued in connection with any merger or acquisition by the Company, or (f) all shares of Common Stock issued pursuant to Exempt Issuances.

     6.3 Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. Each Investor shall have 15 days from the date of receipt of any such notice to agree to purchase shares of such New Securities (up to the amount referred to in Section 6.1), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     6.4 Exercise of Right. If any Investor exercises its right of first refusal hereunder, the closing of the purchase of the New Securities by such Investor with respect to which such right has been exercised shall take place on the date set by the Company for the sale of New Securities; provided that such closing shall not occur prior to the date 20 days following the date of the written notice provided to the Investors, and provided, further, that the date of such closing shall be extended in order to comply with applicable laws and regulations.

     6.5 Lapse and Reinstatement of Right. In the event a Investor fails to exercise the right of first refusal provided in Section 6.1 within such 15 day period, the Company shall have 60 days thereafter to sell the New Securities not elected to be purchased by such Investor at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such 60 day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

7. Miscellaneous.

     7.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Minnesota, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

     7.2 Expenses. Except for the $10,000 of legal fees of the Investors’ counsel that the Company has previously paid, the Company and each of the Investors shall bear its own expenses in connection with the transactions contemplated by this Agreement.

     7.3 Survival. The representations, warranties, covenants, and agreements made herein by the Company and each Investor shall survive any investigation made by the Company or any Investor and shall survive the Closing. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company or each Investor pursuant hereto shall be deemed to be representations and warranties by the Company or such Investor, as appropriate, hereunder as of the date of such certificate or instrument.

     7.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto.

     7.5 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the other agreements contemplated by this Agreement constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof, and no Party shall be liable or bound to any other Party in any manner by and representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

     7.6 Assignment and Transfer. The Investors may transfer such Shares and the Warrants, in whole or in part, to another person or entity and may, in connection with such transfer, assign its rights in whole or in part under this Agreement in accordance with the provisions of this Section 7.6. If a transfer is permitted, the Company agrees to execute and deliver such instruments, documents and certificates as the Investors, holders or any such transferees may reasonably request in order to document the transfer in whole or in part of rights hereunder, which instruments, documents and certificates shall be satisfactory in form and substance to counsel for the Investors, or holders or such transferees. Any such transfer shall be subject to compliance with applicable federal and state securities laws.

     7.7 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and each Investor.

     7.8 Notices. All notices or other communications to a Party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such Party (or, in the case of an entity, to an executive officer of such Party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

     If to an Investor:

To the address set forth on Exhibit A or such other address as may be designated in writing hereafter, in the same manner, by such Investor.

     If to the Company:

HEI, Inc.
1495 Steiger Lake Lane
Victoria, MN 55386
Attention: Mack V. Traynor, III
Fax: 952-443-2668

     with copy to:

Mark D. Williamson, Esq.
Gray, Plant, Mooty, Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Fax: 612-632-4379

     Any Party may change the above-specified recipient and/or mailing address by notice to all other Parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

     7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[THE REMAINDER OF THIS PAGE IS BLANK. SIGNATURE PAGES FOLLOW.]

     IN WITNESS WHEREOF, the Company and the Investors have executed this Agreement as of the date first written above.

HEI, INC.
By:	/S/ Mack V. Traynor, III
	Name:	Mack V. Traynor, III
	Title:	Chief Executive Officer and President

Signature Page to Stock Purchase Agreement.

EXHIBIT A

LIST OF INVESTORS

	No. of Series A		Shares
	Preferred	Purchase	under	State of
Investor Name and Address	Shares	Price	Warrants	Domicile
Thomas Leahy 16411 Ringer Rd. Wayzata, MN 55391	77,000	$2,002,000	308,000	Minnesota
Thomas A. Harenburg, IRA 6360 E. Decorah Lane Oshkosh, WI 54902	4,000	$104,000	16,000	Wisconsin
Harenburg Limited Family Partnership Thomas A. Harenburg, Trustee 6360 E. Decorah Lane Oshkosh, WI 54902	1,000	$26,000	4,000	Wisconsin
Hennig Employees Profit Share Plan Thomas A. Harenburg, Trustee P.O. Box 1069 Oshkosh, WI 54903-1069	10,000	$260,000	40,000	Wisconsin
Jack R. Swenson, IRA Piper Jaffery, Inc. 319 Barry Ave. South Wayzata, MN 55391	5,000	$130,000	20,000	Minnesota
Dave Schultz 5559 N. Santa Monica Blvd. Whitefish Bay, WI 53217	17,000	$442,000	68,000	Wisconsin
Gale F. Weishalla 16600 Flourine St. NW Ramsey, MN 55303	2,500	$65,000	10,000	Minnesota
Donna L. Weishalla 16600 Flourine St. NW Ramsey, MN 55303	2,500	$65,000	10,000	Minnesota
Cranshire Capital, LP c/o Lawrence A. Prosber Downsview Capital, Inc. 666 Dundee Road, Suite 1901 Northbrook, IL 60062	5,769	$149,994	23,076	Illinois
Nite Capital c/o Keith Goodman Manager of the General Partner 100 East Cook Ave, Suite 201 Libertyville, IL 60048	5,769	$149,994	23,076	Illinois
Totals	130,538	$3,393,988	522,152

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